Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

REAL GOODS SOLAR, INC.,

REAL GOODS MERCURY, INC.

and

MERCURY ENERGY, INC.

dated as of

August 8, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 8, 2013, by and among Mercury Energy, Inc., a Delaware corporation (the “Company”), Real Goods Solar, Inc., a Colorado corporation (“Parent”), and Real Goods Mercury, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of the Company’s Common Stock, par value $.001 per share (“Company Common Stock”), and Series 1 Preferred Stock, par value $.001 per share (“Company Preferred Stock” and, together with Company Common Stock,, “Company Stock”) will be cancelled and, to the extent applicable hereunder, converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, certain members of the Board of Directors of the Company have agreed to vote the shares of Company Stock owned by such members in favor of this Agreement and the Merger at the Company Stockholder Meeting pursuant to the Pre-Closing Agreement;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement;

WHEREAS, for federal income tax purposes, it is intended by Parent, Merger Sub and the Company that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement shall constitute a plan of “reorganization”;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent is entering into Employment Offer Letters and Non-Competition Agreements with certain members of the Company’s management;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules, Exhibits, Appendices and Annex shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Additional Escrow Shares” has the meaning set forth in Section 3.04(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, neither Oppenheimer & Co. Inc. nor any of its Affiliates shall be deemed to be Affiliates of the Company or any of its Subsidiaries for purposes of this Agreement.

“Allocation Percentage” means, with respect to any stockholder of the Company, the percentage equal to the quotient of (a) aggregate Closing Date Merger Consideration received by such stockholder pursuant to this Agreement, divided by (b) the aggregate Closing Date Merger Consideration received all stockholders of the Company pursuant to this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Average Closing Price” means, subject to Section 8.03(d), the volume weighted average of the per share prices of the Parent Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to the Effective Time.

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado are authorized or required by Law or other governmental action to close.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02.

“Cap” has the meaning set forth in Section 9.02(b).

“Certificate” has the meaning set forth in Section 3.01(c).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Charter Documents” has the meaning set forth in Section 4.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Balance Sheet” has the meaning set forth in Section 3.03(b).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Merger Consideration” has the meaning set forth in Section 3.02(b).

“Closing Working Capital” has the meaning set forth in Section 3.03(b).

“Closing Working Capital Statement” has the meaning set forth in Section 3.03(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 3.06.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.03(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.03(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Employee” has the meaning set forth in Section 4.19(a).

“Company Employee Plans” has the meaning set forth in Section 4.19(a).

“Company ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Company IP” has the meaning set forth in Section 4.12(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; but excluding (i) effects resulting from general economic or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect the Company; (ii) conditions affecting companies in the industry in which the Company conducts its business generally, but only to the extent such conditions do not disproportionately adversely affect the Company, (iii) any change in GAAP generally applicable to any business entity, or (iv) any effect arising out of or resulting from acts of terrorism or war.

“Company Material Contract” has the meaning set forth in Section 4.23(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in the Recitals.

“Company Privacy Policy” has the meaning set forth in Section 4.14(a).

“Company Proxy Statement” has the meaning set forth in Section 4.24.

“Company Stock” has the meaning set forth in the Recitals.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Termination Fee” means an amount equal to $500,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Consent” has the meaning set forth in Section 4.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Copyrights” is defined within the defined term Intellectual Property.

“Damages” means all actual out-of-pocket losses and damages (including the reasonable fees of outside counsel) incurred or suffered by such Person; provided, however, that exemplary, punitive, special, consequential, and incidental damages and any lost profits and decline or diminution in value (including damages calculated on multiples of earnings) are excluded from this definition of Damages (except to the extent such Damages are paid by such Person in connection with a third party claim).

“Deductible” has the meaning set forth in Section 9.02(a).

“DGCL” has the meaning set forth in Section 2.01.

“Disclosure Schedule” has the meaning set forth in the introductory language in Article IV.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“D&O Indemnitees” has the meaning set forth in Section 6.12(a).

“Effective Time” has the meaning set forth in Section 2.03.

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,

42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Agreement” means the escrow agreement, substantially in the form of Exhibit A hereto, to be executed and delivered by Parent, the Stockholder Representatives and the Escrow Agent, as escrow agent.

“Escrow Shares” has the meaning set forth in Section 3.04.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.03(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 3.03(a).

“Evaluation Date” has the meaning set forth in Section 5.18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Schedule” has the meaning set forth in Section 3.02(a).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto.

“Expiration Date” has the meaning set forth in Section 9.01.

“Gain Contingencies” means the aggregate amount of the income generated by Parent and/or reduction or elimination of the Company reserves relating to the matters set forth on Exhibit B (as amended or supplemented by the Company pursuant to Section 6.09(b)), in each case determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect from time to time.

“Governmental Entity” has the meaning set forth in Section 4.03(c).

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Financials” has the meaning set forth in Section 4.04.

“Indemnified Party” has the meaning set forth in Section 9.07(a).

“Indemnifying Company Stockholders” means the holders of outstanding shares of Company Stock immediately prior to the Effective Time that receives Merger Consideration in connection with the Closing.

“Indemnifying Party” has the meaning set forth in Section 9.07(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) internet domain name registrations.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Jared Haines, Anthony Coschigano and Andrew Zaref, and the knowledge that each would be expected to have after a reasonable inquiry under the circumstances.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 4.16.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 2.01.

“Merger Consideration” means, collectively, the Closing Date Merger Consideration and the Post-Closing Merger Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Most Recent Financials” has the meaning set forth in Section 4.04.

“Notice Period” has the meaning set forth in Section 6.03(d).

“Order” has the meaning set forth in Section 4.16.

“Output Performance Contracts” has the meaning set forth in Section 4.23(a)(x).

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” has the meaning set forth in Section 3.02(b).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; but excluding (i) effects resulting from general economic or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect Parent; (ii) conditions affecting companies in the industry in which Parent conducts its business generally, but only to the extent such conditions do not disproportionately adversely affect Parent, (iii) any change in GAAP generally applicable to any business entity, or (iv) any effect arising out of or resulting from acts of terrorism or war.

“Parent Proxy Statement” has the meaning set forth in Section 5.23.

“Parent Stockholders Meeting” means the special meeting of the stockholders of Parent to be held to consider the approval of the Merger and the issuance of the Parent Common Stock in connection with the Closing.

“Parent Termination Fee” means an amount equal to $400,000.

“Patents” is defined within the defined term Intellectual Property.

“Payment Fund” has the meaning set forth in Section 3.02(b).

“Permits” has the meaning set forth in Section 4.13(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity.

“Post-Closing Adjustment Amount” has the meaning set forth in Section 3.03(b).

“Post-Closing Merger Consideration” means the Post-Closing Adjustment Amount if due to holders of the Company Stock pursuant to Section 3.03(h).

“Pre-Closing Agreement” means that certain Voting Agreement by and among Timothy Greener, Peter Kaufmann, Richard D. White and Parent.

“Real Estate” means the Leased Real Estate.

“Registration Statement” has the meaning set forth in Section 6.06(a).

“Representatives” has the meaning set forth in Section 6.03(a).

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Retention Agreements” has the meaning set forth in Section 3.04(a).

“Retention Shares” has the meaning set forth in Section 3.04(c).

“SEC Reports” has the meaning set forth in Section 5.07.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” is defined within the defined term Intellectual Property.

“Stockholder Indemnified Parties” has the meaning set forth in Section 9.05(a).

“Stockholder Representatives” means the individuals listed on the signature pages to this Agreement in their capacities as representatives of the stockholders of the Company.

“Subsidiary” means, when used with respect to any party any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s consolidated assets or a majority of the outstanding Company Stock, that the Company Board determines in good faith is more favorable from a financial point of view to the holders of Company Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Notice Period set forth in Section 6.03(d).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

“Tax(es)” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 9.07(a).

“Trade Secrets” is defined within the defined term Intellectual Property.

“Trademarks” is defined within the defined term Intellectual Property.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Parent Common Stock is listed or quoted for trading on the date in question.

“Transaction Expenses” means, whether or not paid by the Company or the Company’s stockholders before the Effective Time, the sum of (i) the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and associated expenses) incurred by the Company or any of its stockholders in connection with this Agreement or the transactions contemplated hereby at or prior to Closing, (ii) all fees payable by the Company to any of its stockholders or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (iii) all amounts payable by the Company to any officer, director or employee of the Company in the nature of a “change in control”, closing or signing bonus, severance or retention payment or similar payment in connection with this Agreement or the consummation of the transactions contemplated hereby, and (iv) all amounts payable by the Company members of the Company Board in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Voting Agreement” means the Voting Agreement by and among the Company, the holders of Company Preferred Stock, and certain of the holders of Company Common Stock dated as of July 31, 2008.

“Working Capital” means, as of any date of determination, the Company’s current assets less current liabilities, each as determined in accordance with GAAP. Exhibit C sets forth a sample calculation of the Company’s Working Capital as of December 31, 2012.

“Working Capital Target” means $10,000,000.00, minus the aggregate amount of any and all Transaction Expenses up to a maximum aggregate amount equal to $700,000.00; provided, however, if the Closing shall not have occurred by December 31, 2013, the Working Capital Target shall be reduced by $200,000 for each 30 day period after December 31, 2013 until the Closing.

“Year End Financials” has the meaning set forth in Section 4.04.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Denver, Colorado time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 17th Street, Denver, Colorado, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06 Directors and Officers. The directors and officers of the Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Stock. Each share of Company Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Stock. At the Effective Time, shares of Company Preferred Stock shall be converted into a right to receive a portion of the Merger Consideration as set forth on the Exchange Schedule. Shares of Company Common Stock shall have no right to receive any portion of the Merger Consideration.

(c) Cancellation of Shares. At the Effective Time, all shares of Company Stock will cease to be outstanding and will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except, to the extent applicable, the right to receive a portion of the Merger Consideration in accordance with Section 3.01(d)(b) hereof.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 3.02 Surrender and Payment.

(a) Exchange Agent and Exchange Schedule. No later than 3 Business Days prior to the Closing Date, or at such other time as is otherwise agreed in writing by Company and Parent, the Company shall deliver to Computershare Trust Company, N.A., as exchange agent (the “Exchange Agent”), a schedule in form and substance acceptable to the Exchange Agent (the “Exchange Schedule”), setting forth the name and address of each holder of Company Stock entitled to receive a portion of the Merger Consideration and the Allocation Percentage of such holder. The Exchange Agent shall act as the agent of the Parent for the purpose of exchanging the Merger Consideration for (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Stock (the “Book-Entry Shares”). Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

(b) Closing Date Merger Consideration. By no later than 1 Business Day prior to the Effective Time, Parent shall deposit with the Exchange Agent sufficient shares of Parent Common Stock to pay the aggregate Closing Date Merger Consideration (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Stock at the Effective Time pursuant to the Exchange Schedule, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange. Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Closing Date Merger Consideration in respect of the Company Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares. The “Closing Date Merger Consideration” shall consist of (as adjusted pursuant to this Article III) 7,900,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like that occur following the date of this Agreement, and further subject to Section 3.02(c)) of fully paid and nonassessable shares of Class A Common Stock, par value $.0001 per share, of Parent (the “Parent Common Stock”).

(c) Adjustment of Closing Date Merger Consideration.

(i) Closing Working Capital Adjustment. In addition to any adjustment set forth in Section 3.03(b), the number of shares of Parent Common Stock issued as Closing Date Merger Consideration shall be increased or decreased as follows: (A) increased, by the number of shares of Parent Common Stock equal to the quotient determined by dividing (1) the amount by which the Estimated Closing Working Capital exceeds the Working Capital Target, by (2) the Average Closing Price, or (B) decreased, by the number of shares of Parent Common Stock equal to the quotient determined by dividing (1) the amount by which the Working Capital Target exceeds the Estimated Closing Working Capital, by (2) the Average Closing Price, in either case as such values are determined in accordance with Section 3.03(a).

(ii) Market Price Adjustment. In addition to any adjustment set forth in Section 3.03(a), the number of shares of Parent Common Stock issued as Closing Date Merger Consideration shall be increased or decreased as follows: (A) increased, in the event the Average Closing Price of the Parent Common Stock is less than $2.56, by the number of shares of Parent Common Stock equal to the quotient determined by dividing (1) the product of (i) $2.56 minus the Average Closing Price and (ii) 4,800,000, by (2) the Average Closing Price; or (B) decreased, in the event the Average Closing Price as of the Effective Date is greater than $3.00, by the number of shares of Parent Common Stock equal to the quotient determined by dividing (1) the product of (i) Average Closing Price minus $3.00 and (ii) 4,800,000, by (2) the Average Closing Price; provided, however, in the event the Average Closing Price is below $2.15, Parent shall have the right to terminate this Agreement pursuant to Section 8.03(d).

(d) Post-Closing Merger Consideration. Promptly upon receipt by the Exchange Agent of any Post-Closing Merger Consideration from the Escrow Agent, the Exchange Agent shall, without any action on the part of the holders of the Company Stock, promptly distribute such Post-Closing Merger Consideration to the holders of the Company Stock in accordance with the Exchange Schedule, using the same method and manner of distribution the Exchange Agent used in distributing the Closing Date Merger Consideration in accordance with this Section 3.02.

(e) No Fractional Shares. Parent will issue cash in lieu of issuing factional shares of Parent Common Stock.

(f) Effect of Exchange. All Closing Date Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Book-Entry Shares (other than with respect to the Post-Closing Merger Consideration), and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled. Any portion of the Payment Fund that remains unclaimed by the holders of Company Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 3.01(d) prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 3.03 Working Capital Adjustments.

(a) Calculation of Closing Adjustment. As soon as practicable before the Closing, but in no event later than 8:00 p.m. (Mountain Time) on the date that is seven Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and a statement setting forth its estimation of the Closing Working Capital of the Company (the “Estimated Closing Working Capital”), upon which the Closing Date Merger Consideration shall be calculated in accordance with

Section 3.02(c). Estimated Closing Working Capital shall (i) be calculated in accordance with GAAP and applied on a basis consistent with the methodology used to prepare the sample Working Capital calculation set forth on Exhibit C, and (ii) include reasonable supporting documentation. Contemporaneously with the delivery of the Estimated Closing Balance Sheet, the Company shall deliver to Parent a schedule detailing all Transaction Expenses.

(b) Calculation of Post-Closing Adjustment. Within 90 days after the Closing Date, Parent shall deliver to the each Stockholder Representative a balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Balance Sheet”) and a statement (the “Closing Working Capital Statement”) setting forth its calculation of the Working Capital as of the Closing Date (the “Closing Working Capital”), the Post-Closing Adjustment amount, if any, payable in accordance with this Section 3.03, and the aggregate amount of any Gain Contingencies prior to the delivery of Closing Working Capital Statement. For purposes of this Section 3.03, “Post-Closing Adjustment Amount” shall be the difference between the Closing Working Capital and the Estimated Closing Working Capital, expressed as an absolute value. Closing Working Capital shall (i) be calculated in accordance with GAAP and applied on a basis consistent with the methodology used to prepare the sample Working Capital calculation set forth on Exhibit C, and (ii) include reasonable supporting documentation. The parties agree that the purpose of determining the Closing Working Capital and the related purchase price adjustment contemplated by this Section 3.03 is to “true-up” differences between Estimated Closing Working Capital and actual Closing Working Capital and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Working Capital.

(c) The Stockholder Representatives may dispute the Closing Balance Sheet and/or the Closing Working Capital Statement (and the proposed Post-Closing Adjustment Amount and any calculations contained therein) by delivering a written notice of dispute (a “Notice of Objection”) to Parent no later than 5:00 p.m., New York City time, on the 30th day after receiving the Closing Balance Sheet and the Closing Working Capital Statement signed by either or both Stockholder Representatives. A Notice of Objection must describe in reasonable detail the items contained in the Closing Balance Sheet and/or the Closing Working Capital Statement that the Stockholder Representatives dispute and the basis for any such disputes. Any items not disputed in the Notice of Objection will be deemed to have been accepted by the Stockholder Representatives. Parent and the Stockholder Representatives will use reasonable efforts to resolve any such dispute during the 30 day period commencing on the date Parent receives the Notice of Objection from the Stockholder Representative. If Parent and the Stockholder Representatives do not agree upon a final resolution within such 30 day period, then the items in dispute shall be submitted promptly to a U.S. nationally recognized certified public accounting firm reasonably acceptable to Parent and the Stockholder Representatives (the “Accounting Firm”). If Parent and the Stockholder Representatives are unable to agree on a U.S. nationally recognized certified public accounting firm to act as the Accounting Firm within 14 days following the end of such 30-day period, then each of Parent and the Stockholder Representatives shall promptly select an alternative nationally recognized certified public accounting firm and instruct such accounting firms to select a third neutral nationally recognized certified public accounting firm to act as the Accounting Firm. The Accounting Firm shall be instructed to render a determination of the applicable dispute and specify the resulting Post-Closing Adjustment Amount within 30 days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive and binding upon Parent, the Company, the Stockholder Representatives and the Company’s stockholders, shall not be subject to appeal or further review and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(d) The Accounting Firm shall determine, based solely on presentations, if any, timely made by Parent and the Stockholder Representatives and their respective representatives, and not by independent review, of only those items disputed in the Notice of Objection that have not been agreed upon in writing by the parties. In resolving any disputed item, the Accounting Firm shall be bound by the definitions of Closing Working Capital, Transaction Expenses and Post-Closing Adjustment Amount, and the other requirements of this Section 3.03 and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(e) Each party shall bear its own costs and expenses in connection with the resolution of such disputed items by the Accounting Firm. The fees, costs and expenses of the Accounting Firm shall be paid as follows:

(i) Parent shall be responsible for such fees, costs and expenses in the proportion that the aggregate dollar amount of any disputed items submitted to the Accounting Firm in accordance with this Section 3.03 that are successfully disputed by the Stockholder Representatives (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.

(ii) The Company Indemnifying Stockholders shall be responsible for such fees, costs and expenses (severally and not jointly) in accordance with their respective Allocation Percentages in the proportion that the aggregate dollar amount of any disputed items submitted to the Accounting Firm in accordance with this Section 3.03 that are unsuccessfully disputed by the Stockholder Representatives (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of such items so submitted.

(iii) Parent shall pay all such fees, costs and expenses in cash promptly upon written demand by the Accounting Firm; provided that the Stockholder Representatives and Parent shall, promptly following any such payment, deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to release a number of Escrow Shares to Parent equal to the portion of such fees, costs and expenses for which the Company Indemnifying Stockholders are responsible in accordance with clause (ii) above, divided by the Average Closing Price.

(f) Each of Parent, the Stockholder Representatives and the Company agree to cooperate with, make the financial records of the Company available to and otherwise assist each other and their respective accountants and other representatives at reasonable times at any time during the preparation by Parent of, the review by the Stockholder Representatives of, and the resolution of any objections with respect to, the Closing Balance Sheet, the Closing Working Capital Statement or the Post-Closing Adjustment Amount. Upon the written request signed by either of the Stockholder Representative, Parent and the Company shall promptly make available to the Stockholder Representatives the management and staff of the Company, at reasonable times during normal business hours, and other relevant documents that the Stockholder Representatives may reasonably request in connection with its review of the Closing Balance Sheet and/or the Closing Working Capital Statement.

(g) The Post-Closing Adjustment Amount shall be calculated in accordance with Section 3.03, and shall equal (i) the amount agreed to as the Post-Closing Adjustment Amount at any time in writing by Parent and the Stockholder Representatives; (ii) if the Closing Balance Sheet or the Closing Working Capital Statement is not delivered by Parent within the time period required by Section 3.03, $0; (iii) if a Notice of Objection is not delivered by either the Stockholder Representative to the Company within the time period required by Section 3.03, the proposed Post-Closing Adjustment Amount set forth in the Closing Working Capital Statement; or (iv) the Post-Closing Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of Section 3.03.

(h) After the determination of the Post-Closing Adjustment Amount in accordance with this Section 3.03, (i) if the Post-Closing Adjustment Amount is positive, then, within five Business Days following such determination, Parent shall deliver to the Exchange Agent the Post-Closing Adjustment Amount payable in additional shares of Parent Common Stock (based on the Average Closing Price) for distribution to the holders of the Company Stock in accordance with the Exchange Schedule and Section 3.02(d), and (ii) if the Post-Closing Adjustment Amount is negative, then within five Business Days following such determination, Parent and the Stockholder Representatives shall promptly instruct the Escrow Agent by written notice to release to Parent an amount equal to the positive difference if any of (A) the Post-Closing Adjustment Amount, minus (B) the aggregate the amount of any Gain Contingencies actually realized by the Surviving Corporation prior to the final determination of the Post-Closing Adjustment Amount, which net amount shall payable in Escrow Shares (based on the Average Closing Price).

Section 3.04 Escrowed Shares and Retention Shares.

(a) A pro rata portion of the shares of Parent Common Stock issuable to Company stockholders shall be withheld and placed in escrow and disbursed in accordance with the Escrow Agreement (the “Escrow Shares”) to fund any required payment (i) to Parent of any Post-Closing Adjustment Amount pursuant to Section 3.03, (ii) to any Buyer Indemnified Party in connection with any indemnification claim pursuant to Article IX (other than pursuant to Section 9.02(iii) or (iv)), or (iii) to Jared

Haines, Anthony Coschigano and Andrew Zaref pursuant to Section 4.1(d) of the employee retention bonus agreements listed on Section 3.04 of the Disclosure Schedule (the “Retention Agreements”). The number of shares withheld from each such stockholder shall be equal to the product determined by multiplying (x) an amount equal to $1,500,000 divided by the Average Closing Price, by (y) the Allocation Percentage of such stockholder. The number of Escrow Shares subject to clause (iii) of this Section 3.04(a) shall equal 156,000, subject to to adjustment on a pro rata basis with all other shares of Parent Common Stock issuable as part of the Merger Consideration if and to the extent the number of shares of Parent Common Stock issuable as part of the Merger Consideration is adjusted pursuant to Section 3.02(c)(ii).

(b) Notwithstanding Section 3.04(a), in the event that prior to the Closing Date (i) a Company stockholder exercises appraisal rights in accordance with Section 262 of the DGCL, or (ii) a Legal Action is brought against the Company or Parent by a Company stockholder, or its Representative, in connection with the Merger, an additional number of shares shall be withheld from each such stockholder equal to the product determined by multiplying (x) an amount equal to $500,000 divided by the Average Closing Price, by (y) the Allocation Percentage of such stockholder (the “Additional Escrow Shares”). The Additional Escrow Shares shall be held in escrow by the Escrow Agent and disbursed in accordance with the Escrow Agreement.

(c) A pro rata portion of the shares of Parent Common Stock issuable to Company stockholders shall be withheld and placed in escrow and disbursed in accordance with the Escrow Agreement (the “Retention Shares”) to fund payment to Jared Haines, Anthony Coschigano and Andrew Zareg in accordance with Sections 4.1 (a), (b) and (c) of the Retention Agreements. Subject to the immediately succeeding sentence, the number of Retention Shares withheld from each such stockholder shall be equal to the product determined by multiplying (x) 624,000, by (y) the Allocation Percentage for such stockholder. The aggregate number of shares of Parent Common Stock that comprises the Retention Shares shall be subject to adjustment on a pro rata basis with all other shares of Parent Common Stock issuable as part of the Merger Consideration if and to the extent the number of shares of Parent Common Stock issuable as part of the Merger Consideration is adjusted pursuant to Section 3.02(c)(ii).

(d) By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any stockholder, optionholder, or warrantholder of the Company, each such Company stockholder shall be deemed to have consented to the payment and distribution to each of Jared Haines, Anthony Coschigano and Andrew Zaref in accordance with the terms of the Retention Agreements of up to an aggregate of (i) 156,000 Escrowed Shares pursuant to Section 3.04(a), and (ii) 624,000 Retention Shares pursuant to Section 3.04(c), in each case, subject to adjustment on a pro rata basis with all other shares of Parent Common Stock issuable as part of the Merger Consideration if and to the extent the number of shares of Parent Common Stock issuable as part of the Merger Consideration is adjusted pursuant to Section 3.02(c)(ii). Any of the Escrowed Shares or Retention Shares that in accordance with the terms of the Retention Agreements are not paid and distributed to Jared Haines, Anthony Coschigano or Andrew Zaref shall be paid and distributed to the Company stockholders pursuant to the Escrow Agreement.

Section 3.05 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 3.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 3.06 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares formerly represented by such Certificate as contemplated under this Article III.

Section 3.08 Treatment of Stock Options and Other Stock-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each warrant and option to acquire shares of Company Stock that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, without any action on the part of Parent or Merger Sub, cancelled and extinguished.

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Stock that may be held, awarded, outstanding, payable or reserved for issuance under any stock incentive plan, immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, without any action on the part of Parent or Merger Sub, cancelled and extinguished.

(c) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.08.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements in this Article IV are correct and complete, except as set forth in the schedules accompanying this Article IV (collectively, the “Disclosure Schedule”). The Disclosure Schedule have been arranged in separately numbered sections corresponding to the sections of this Article IV. The disclosure of any item in any section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face; provided however, such disclosure shall not otherwise modify any representation provided herein which does not provide for a Disclosure Schedule exception; provided further with respect to Section 4.16 of the Disclosure Schedule, such incorporation by reference shall only apply to Section 4.23(a)(xi) of the Disclosure Schedules, and Section 4.16 of the Disclosure Schedule shall otherwise not incorporate by reference any other information disclosed in any other section of the Disclosure Schedule. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 4.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries and the Voting Agreement. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. Section 4.01(c) of the Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02 Capital Structure. Section 4.02 of the Disclosure Schedule sets forth the number and type of all of the outstanding equity interests in the Company, the names of the holders of such securities, and the number of interests held by each such holder. All of the outstanding equity interests in the Company are validly issued and outstanding and were not issued in violation of any preemptive rights or Contract binding upon the Company. As of the Effective Time, there will be no outstanding (i) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (ii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any equity interests or securities convertible into or exchangeable for equity interests in the Company, or (iii) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, preemptive or other similar rights. Other than the Pre-Closing Agreement and the Voting Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s equity interests. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any of its equity interests. The Company has not declared or paid any dividends.

Section 4.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the holders of the requisite number of the outstanding shares of Company Stock under the DGCL and the Charter Documents (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth on Section 4.03(b) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of the Company or any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Company Material Contract or Material Permit, including, without limitation, the termination of any warranty obligations of any supplier to the Company or Company customers; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except in the cases of clause (ii), for conflicts, violations, or breaches that would not reasonably be expected to have a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(d) Board Approval. The Company Board, by resolutions duly adopted by written consent or a vote at a meeting of the directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting. Prior to the date hereof, the Company has delivered to Parent a true and complete copy of the Company Board Recommendation.

(e) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.04 Financial Statements.

(a) The Company has provided Parent true and complete copies of the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Historical Financials”):

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2012, December 31, 2011, and December 31, 2010, and statements of income, retained earnings and cash flows for each of the three years then ended (the “Year End Financials”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 and statement of operations for the six months then ended (the “Most Recent Financials”).

(b) The Year End Financials (including the related schedules and notes, if any) have been prepared in accordance with GAAP. The Most Recent Financials have been prepared in accordance with GAAP (except for the omission of disclosure notes and year-end adjustments) and the Company and its Subsidiaries’ past principles, practices and procedures for preparing financial statements for interim periods. The Historical Financials (including the notes) present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods. The Company and its Subsidiaries have maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization.

(c) The Company and its Subsidiaries have no Liability except for (a) Liabilities set forth in the balance sheet included in the Most Recent Financials, (b) Liabilities which have arisen after the date of the most recent Most Recent Financials in the ordinary course of business of the Company and its Subsidiaries, and (c) Liabilities incurred in connection with this Agreement.

Section 4.05 Existing Indebtedness and Liens. Section 4.05 of the Disclosure Schedule sets forth a true, correct and complete list, and describes, as applicable: (i) all indebtedness of the Company for borrowed money or any of its Subsidiaries, showing, as to each indebtedness, the payee, the principal, stated interest rate and maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company or any of its Subsidiaries, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured by such Lien, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; and (iii) as of June 30, 2013, or such other dates indicated, a trade payables aging schedule for the Company and its Subsidiaries.

Section 4.06 Accounts Receivable. All accounts receivable (net of allowances) of the Company and any of its Subsidiaries (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company or its Subsidiary, as the case may be, as the obligor of such receivable, and (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business.

Section 4.07 Absence of Certain Changes or Events. Since the date of the Most Recent Financials, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b) any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 6.01.

Section 4.08 Business Relationships.

(a) Section 4.08 of the Disclosure Schedule sets forth the top ten (10) suppliers (based on current fiscal year expenditures) of products or services and the top ten (10) customers (based on current fiscal year revenues) of the Company and its Subsidiaries (on a consolidated basis) for the fiscal year ended December 31, 2012.

(b) Since December 31, 2012, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any such supplier or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any of its Subsidiaries has received any written or oral communication or notice from any such supplier to the effect that, or otherwise has Knowledge that, any such customer or supplier (a) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries, or (b) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, the execution of this Agreement and the consummation of the Merger and the transactions contemplated hereby will not adversely affect the relationships of the Company or its Subsidiaries with any licensors or designers. Neither the Company nor any of its Subsidiary has received any notification that any original equipment manufacturer, foundry or manufacturer will discontinue or materially reduce the purchase, supply or the manufacture, as the case may be, of any Company product.

Section 4.09 Inventories. Inventories carried by the Company and its Subsidiaries are in all material respects normal items of inventory carried by the Company or any of its Subsidiaries, as the case may be.

Section 4.10 Sale of Products; Performance of Services.

(a) Except to the extent covered by the net warranty reserve reflected in the Most Recent Financials, each solar system that has been designed, developed, manufactured, assembled, sold, installed, licensed or otherwise made available by the Company or any of its Subsidiaries since January 1, 2010 to any Person: (i) materially conformed and complied with the terms and requirements of any applicable warranty or other Contract and with all applicable material Laws; and (ii) was free of any design defect or other defect or deficiency at the time it was sold or otherwise made available, other than (A) any immaterial defect that would not adversely affect in any material respect such system (or the operation or performance thereof) or (B) defects that were subsequently repaired by the Company such that the existence of any such prior defect or deficiency would not adversely affect in any material respect such system (or the operation or performance thereof).

(b) All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company and its Subsidiaries were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable material Laws, and the financial results of the performance of such services have been reflected in the Financial Statements in accordance with GAAP.

(c) Except in the ordinary course of business or as would not otherwise reasonably be expected to have a Company Material Adverse Effect, no customer or other Person has asserted or overtly threatened to assert any claim against the Company or its Subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or its Subsidiaries, or (ii) under or based upon any other warranty relating to any solar system designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or its Subsidiaries or any services performed by the Company or its Subsidiaries.

Section 4.11 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all respects. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the reserves for Taxes provided in the books and records of the Company will be sufficient for all such Taxes (in accordance with GAAP). The Company’s Most Recent Financials reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, since the date of the Company’s Most Recent Financials outside the ordinary course of business or otherwise inconsistent with past practice.

(b) Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local and foreign income, franchise and other Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2009.

(c) Withholding. The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable.

(e) Tax Deficiencies and Audits. No deficiency for any Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. Neither Company or any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Company or its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Consolidated Groups, Transferee Liability and Tax Agreements. Neither Company nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a member of a group the common parent of which was the Company), (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(i) Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of the state, local or foreign income Tax Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.

(k) Neither Company nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(l) Neither Company nor any of its Subsidiaries is or has been a party to any “reportable transaction”, as defined in Code §6707(A)(c)(1) and Reg. §1.6011-4(b).

(m) Neither Company nor any of its Subsidiaries (A) is a “controlled foreign corporation” as defined in Code §957, (B) is a “passive foreign investment company” within the mean of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 4.12 Intellectual Property.

(a) Certain Owned Company IP. Section 4.12(a) of the Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) material Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (“Company IP”), free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Company IP Agreements. Section 4.12(c) of the Disclosure Schedule contains a complete and accurate list of all material Company IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company Intellectual Property.

(f) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; or (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Compliance; Permits.

(a) Compliance. The Company and each of its Subsidiaries is in compliance in all material respects with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound.

(b) Permits. The Company and its Subsidiaries hold, or have caused the Company’s employees and agents to hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except where failure to hold such Permits would not reasonably be expected to have a Company Material Adverse Effect (“Material Permits”). No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for suspensions or cancellations that would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Permits. Section 4.13 of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all Material Permits and all other electrical, contractors or similar licenses required to complete installations in accordance with the Company’s ordinary course of business in the jurisdictions in which the Company operates.

Section 4.14 Data and Privacy.

(a) The Company has provided Parent with true, complete and correct copies of each website terms of use, privacy policy and data security policy of the Company (collectively, “Company Privacy Policy”) in effect at any time.

(b) To the Knowledge of the Company, the Company has not breached any third party’s right of privacy or any Company Privacy Policy. The Company is in compliance in all material respects with all Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company.

Section 4.15 Insurance.

(a) Section 4.15 of the Disclosure Schedule identifies each of the policies of insurance currently maintained by the Company or any of its Subsidiaries setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage, and the expiration dates of such policies. Such policies are in full force and effect on the date of this Agreement. All premiums due under the policies identified on Section 4.15 of the Disclosure Schedule have been paid to the extent required and neither the Company nor any of its Subsidiaries has been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default under such policy.

(b) Except as set forth on Section 4.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been issued or has received any notice that any insurer under any policy referred to on Section 4.15 of the Disclosure Schedule is denying liability with respect to a claim in excess of $100,000 or defending under a reservation of rights clause.

Section 4.16 Litigation. Except as set forth on Section 4.16 of the Disclosure Schedule, as of the date hereof there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of the Company, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Company’s Knowledge, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $25,000, and (b) does not seek material injunctive or other material non-monetary relief. As of the Closing Date there is no Legal Action, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Company’s Knowledge, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) was disclosed on Schedule 4.16 and for which the Company has taken an adequate reserve on the Estimated Closing Balance Sheet, in accordance with GAAP, consistently applied, and in accordance with past practice, or which is otherwise covered by the policies of insurance maintained by the Company, with all actions required to preserve such insurance coverage timely taken, (b) does not involve an amount in controversy in excess of $500,000, in the aggregate, and for which the Company has not taken an adequate reserve on the Estimated Closing Balance Sheet in accordance with GAAP, consistently applied, and in accordance with past practice, or which is otherwise covered by the policies of insurance maintained by the Company, with all actions required to preserve such insurance coverage thereunder timely taken, (c) does not seek material injunctive or other material non-monetary relief or (d) a (i) Legal Action with respect to a Company stockholder exercising appraisal rights in accordance with Section 262 of the DGCL, or (ii) a Legal Action brought against the Company or Parent by a Company stockholder, or its Representative, in connection with the Merger. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent. As of the date hereof, to the Knowledge of the Company, there are no governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.17 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.18 Related Party Transactions. Except as set forth on Section 4.18 of the Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the shares of Company Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last thirty six (36) months.

Section 4.19 Employee Matters.

(a) Schedule. Section 4.19(a) of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each l plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program, arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c) Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is covered by a favorable determination or opinion letter from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the revocation of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made in all material respects all contributions and other material payments required to be made to or under the terms of each Company Employee Plan; (iv) all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (v) as of the date hereof, there are no material Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Certain Company Employee Plans. With respect to each Company Employee Plan:

(i) no such plan is subject to Title IV of ERISA or similar provisions of the Code or foreign Law or regulations relating to employee defined benefit pension plans; and

(ii) no such plan is a “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA affiliates has at any time contributed to or had any liability or obligation in respect of any such multi-employer plan or multiple employer plan.

(e) No Post-Employment Obligations. Except with respect to severance benefits disclosed pursuant to Section 4.19(a) or as may be required by COBRA or other applicable Law, no Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits.

(f) Examinations, Audits, and Corrections. No Company Employee Plan is currently or has within the three years prior to the date hereof been the subject of any actual, or to the Knowledge of the Company threatened, Legal Action, inquiry, examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g) Section 409A Compliance. To the Company’s Knowledge, each Company Employee Plan that is subject to Section 409A of the Code has been maintained in form and in operation in compliance with such section and all applicable regulatory guidance. The Company and its Subsidiaries have no obligation to gross-up, indemnify, or otherwise reimburse any current or former service provider to the Company or its Subsidiaries for any taxes, penalties and interest) incurred by such service provider under Section 409A of the Code.

(h) Equity Grants. Each outstanding equity grant under any Company Employee Plan, whether or not exercisable and whether or not vested, to the extent applicable (i) was duly authorized no later than the date on which such grant was by its terms to be effective (the “Effective Date”) by all necessary corporate action, including board and shareholder approval, (ii) was made in accordance with the terms of the applicable Company Employee Plan and all applicable Laws and regulatory rules, regulations, and other requirements, and (iii) to the extent such grant was an option or a stock appreciation right granted to a holder who was subject to U.S. Taxes, the per share exercise price of such grant was no less than the fair market value (within the meaning of Section 409A of the Code) of the underlying stock on the Effective Date.

(i) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(j) Effect of Transaction. Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(k) Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees.

(l) Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 4.20 Real Property and Personal Property Matters.

(a) Owned Real Estate. Neither the Company nor any of its Subsidiaries own any real property.

(b) Leased Real Estate. The Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Section 4.20(b) of the Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. All Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

Section 4.21 Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its Subsidiaries as of the date of the Most Recent Financials or acquired thereafter, free and clear of any Liens other than Permitted Liens. The Company’s and each Subsidiary’s buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective businesses.

Section 4.22 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

Section 4.23 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or by which any of the assets of the Company or any of its Subsidiaries are bound (excluding any Leases):

(i) any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company, (y) member of the Company Board, or (z) Company Employee providing for an annual base salary in excess of $50,000;

(ii) any Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs, or is entitled to receipt of payments in excess of $50,000 in any year that provides for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, and outside of the ordinary course of the Company’s business;

(iii) any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $50,000;

(v) any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(vi) any partnership, joint venture or similar Contract;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $25,000, other than (x) accounts receivables and payables incurred in the ordinary course, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(viii) any employee collective bargaining agreement or other Contract with any labor union;

(ix) any uncompleted commercial installation agreements with aggregate payments in excess of $50,000 remaining to be made to the Company or any of its Subsidiaries,

(x) any agreement whereby the Company or any of its Subsidiaries guarantees or otherwise warrants the power generation or output performance (a “Performance Guarantee”) of an installation (collectively, the “Output Performance Contracts”);

(xi) any commercial installation agreements whether or not completed in which the Company or its Subsidiaries has potential remaining warranty obligations which could potentially exceed $50,000 if such warranty obligations were exercised by the other party thereto (without regard to the merits of any such warranty claims), and where a customer has made a threat or allegation related to such warranty obligations;

(xii) any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs, or is entitled to receipt of payments in excess of $50,000 in any year and which is not otherwise described in clauses (i)–(ix) above;

(xiii) any Contract which is not otherwise described in clauses (i)-(x) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 4.23(b) of the Disclosure Schedule; or

(xiv) any Company IP Agreement.

(b) Schedule of Material Contracts; Documents. Section 4.23(b) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All the Company Material Contracts are valid and binding on the Company or its applicable Subsidiary, enforceable against it in accordance with its terms, and is in full force and effect, subject to (A) Law of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) Law governing specific performance, injunctive relief and other equitable remedies, (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract and (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

(d) Output Performance Contracts. The Company is not in breach of, nor to the Company’s Knowledge, are there any circumstances which would reasonably be likely to result in the Company breaching, any Performance Guarantee in an Output Performance Contract. The Company has used reasonable, good faith estimation procedures to determine the power generation guaranteed under each Output Performance Contract in accordance with best industry practice.

Section 4.24 Outstanding Bids, Bid Bonds and Performance Bonds.

(a) Section 4.24(a) of the Disclosure Schedule sets forth a true, correct and complete list of each outstanding bid which would require the execution of a contract containing terms (including pricing terms) materially less favorable to the Company than the terms contained in the Company’s standard form contracts. Section 4.24(a) of the Disclosure Schedule sets forth a true, correct and complete list of such bids with respect to which (i) the Company has outstanding bid bonds or similar sureties or (ii) the Company is required to obtain such bonds or sureties, and sets forth a brief description of such bonds, sureties or requirements for bonds or sureties. .

(b) Section 4.24(b) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all outstanding performance bonds or similar sureties currently in effect for the benefit of the Company’s customers, (ii) all performance bonds or similar sureties required to be obtained, but not yet obtained, by the Company for the benefit of any of the Company’s current customers and (iii) all performance bonds or similar sureties that will be required to be obtained by the Company for the benefit of any of the Company’s potential customers pursuant to the terms of any outstanding bid set forth in Section 4.24(a) of the Disclosure Schedule if such bid is awarded to the Company.

Section 4.25 Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Company Proxy Statement”), to be circulated in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement.

Section 4.26 No Omissions or Misstatements. None of the representations or warranties of the Company included in this Article IV as qualified by the Disclosure Schedule contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements in this Agreement not misleading in light of the circumstances in which they were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 5.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for (i) the filing with the Commission of a Parent Proxy Statement in definitive form and the Registration Statement, (ii) the approval of this Agreement and the Merger by the requisite vote of the stockholders of Parent, and (iii) the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03 Financial Capability. Parent has or will have, and will cause Merger Sub to have, prior to the Effective Time, sufficient authorized but unissued shares of Parent Common Stock to pay the aggregate Merger Consideration contemplated by this Agreement.

Section 5.04 Subsidiaries. Parent has no direct or indirect Subsidiaries other than as specified in the SEC Reports. Except as disclosed in the SEC Reports, Parent owns, directly or indirectly, all of the capital stock of each of its Subsidiaries free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each such Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

Section 5.05 Issuance of Parent Common Stock. The Parent Common Stock issuable pursuant to this Agreement has been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

Section 5.06 Capitalization. As of July 26, 2013, the number of shares and type of all authorized, issued and outstanding capital stock of Parent, and all shares of capital stock authorized for issuance under Parent’s various option and incentive plans, are specified in Section 5.06 of the Disclosure Schedule. Except as specified in Section 5.06 of the Disclosure Schedule, no securities of Parent are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the this Agreement. Except as specified in Section 5.06 of the Disclosure Schedule, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Parent capital stock, or contracts, commitments, understandings or arrangements by which Parent or any Subsidiary is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into capital stock. The issue and sale of Parent Common Stock will not, immediately or with the passage of time, obligate Parent to issue shares of capital stock to any Person (other than pursuant to this Agreement) and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under such securities. With respect to securities issued under Parent’s various option and incentive plans, the representations and warranties set forth in this Section and Section 5.06 of the Disclosure Schedule are accurate as of July 26, 2013.

Section 5.07 SEC Reports; Financial Statements. Except as specified in Section 5.07 of the Disclosure Schedule, Parent has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 5.08 Press Releases. The press releases disseminated by Parent during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

Section 5.09 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Parent Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any liabilities (direct, indirect, contingent, or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Parent’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) Parent has not issued any equity securities to any Parent or Subsidiary officer, director or Affiliate, except pursuant to existing Company stock option plans. Parent does not have pending before the Commission any request for confidential treatment of information.

Section 5.10 Litigation. There is no Legal Action which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Parent Common Stock or (ii) except as specifically disclosed in the SEC Reports, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Legal Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and there is not pending any investigation by the Commission involving Parent or any current or former director or officer of Parent (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

Section 5.11 Labor Relations. No material labor dispute exists or, to the knowledge of Parent, is imminent with respect to any of the employees of Parent or any of its Subsidiaries.

Section 5.12 Compliance. Neither Parent nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance would not have or reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.13 Regulatory Permits. Parent and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate United States federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such permits.

Section 5.14 Title to Assets. Except as disclosed in the SEC Reports, Parent and its Subsidiaries have valid land use rights for all real property that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries. Any real property and facilities held under lease by Parent and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Parent and its Subsidiaries are in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.15 Patents and Trademarks. Parent and its Subsidiaries have, or have rights to use, all Intellectual Property necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have would, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received a written notice that the Intellectual Property used by Parent or any of its Subsidiaries violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports and other than with respect to maters that would not, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect, to the knowledge of Parent, all such Intellectual Property is enforceable and there is no existing infringement by another Person of any of such Intellectual Property.

Section 5.16 Insurance. Parent and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Parent has no reason to believe that it will not be able to renew its and its Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Parent’s and such Subsidiaries’ respective lines of business.

Section 5.17 Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Parent and, to the knowledge of Parent, none of the employees or significant shareholders of Parent is presently a party to any transaction with Parent or any Subsidiary of Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, employee or such shareholder or, to the knowledge of Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 5.18 Internal Accounting Controls. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Parent and designed such disclosure controls and procedures to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is made known to the certifying officers by others within those entities, particularly during the period in which Parent’s Form 10-K or 10-Q, as the case may be, is being prepared. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures in accordance with Item 307 of Regulation S-K under the Securities Act for Parent’s most recently ended fiscal quarter or fiscal year-end (such date, the “Evaluation Date”). Parent presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Parent’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or, to Parent’s knowledge, in other factors that would materially affect Parent’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)).

Section 5.19 Listing and Maintenance Requirements. Except as specified in the SEC Reports and in Section 5.19 of the Disclosure Schedule, Parent has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that Parent is not in compliance with the listing or maintenance requirements thereof. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Parent Common Stock on the Trading Market on which the Parent Common Stock is currently listed or quoted.

Section 5.20 Investment Company. Parent is not, and is not an Affiliate of, and immediately following the Effective Time will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.21 Accountants. There are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants formerly or presently employed by Parent, that would, individually or in the aggregate, have or reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.22 Foreign Corrupt Practices Act. Neither Parent nor any Subsidiary of Parent, nor to the knowledge of Parent, any agent or other person acting on behalf of any of Parent or any Subsidiary of Parent, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Parent or any Subsidiary of Parent (or made by any Person acting on their behalf of which Parent is aware) which is in violation of Law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Section 5.23 Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement and forms of proxy (collectively, the “Parent Proxy Statement”), to be circulated in connection with the Merger, will, at the date it is first mailed to Parent’s stockholders or at the time of Parent Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or the Stockholder Representatives expressly for inclusion or incorporation by reference in Parent Proxy Statement.

Section 5.24 No Omissions or Misstatements. None of the representations or warranties of Parent and Merger Sub included in this Article V as qualified by the Disclosure Schedule contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements in this Agreement not misleading in light of the circumstances in which they were made.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.01 of the Disclosure Schedule or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b) (i) split, combine or reclassify any Company Stock, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Stock, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c) issue, sell, pledge, dispose of or encumber any Company Stock;

(d) except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person in excess of $50,000 in the aggregate;

(f) (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h) enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(i) institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the Most Recent Financials of the Company; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m) except in connection with actions permitted by Section 6.03 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP, other than in the ordinary course of business consistent with past practice; or

(o) agree or commit to do any of the foregoing.

Section 6.02 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) The Company shall provide Parent with an unaudited consolidated balance sheet and statement of operations for each month ended following the date hereof through the Effective Date within 30 days of each month’s end.

(c) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, Parent shall comply with the Company’s reasonable requests for non-public information concerning the business and properties of Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Parent’s representations and warranties contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(d) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 7, 2013, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.03 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 6.03(b), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding Section 6.03(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.03(c) (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board believes in good faith constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal.

The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d) Except as set forth in this Section 6.03(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

Section 6.04 Stockholders Meetings; Preparation of Proxy Materials; Registration Statement.

(a) Subject to the terms set forth in this Agreement, the Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement but in no event later than the date of the Parent Stockholders Meeting, and, in connection therewith, the Company shall duly deliver the Company Proxy Statement to the holders of Company Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.03(b) hereof, the Company Proxy Statement shall include the Company Board

Recommendation. Subject to Section 6.03 hereof, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Stock required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held.

(b) In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement the Company shall prepare the Company Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement.

(c) As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 6.04(d), Parent shall hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with Parent’s Charter Documents and applicable Law. Parent shall use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of approving the Merger and the issuance of the Parent Common Stock in connection with the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of Parent’s stockholders required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to proxy solicitation results as requested by the Company. Once the Parent Stockholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholders Meeting without the consent of the Company (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by the Company to comply with applicable Law). Notwithstanding anything contained herein to the contrary, Parent shall not be required to hold the Parent Stockholders Meeting if this Agreement is terminated before the meeting is held.

(d) Subject to the terms set forth in this Agreement, Parent shall file with the Commission as soon as practicable after the date of this Agreement, but in no event later than 45 after the date of this Agreement, a registration statement on an appropriate form under the Securities Act covering the Parent Common Stock to be issued pursuant to this Agreement and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the “Registration Statement.” The Registration Statement shall include the Parent Proxy Statement for use in connection with the meeting of stockholders of Parent referred to in Section 6.04(c), all in accordance with the rules and regulations of the Commission.

The Company will cooperate with Parent in connection with Parent’s preparation of the Parent Proxy Statement. Parent shall provide the Company and its counsel for their review a copy of the Registration Statement and any amendments thereto in at least as much time prior to filing thereof as is customary in transactions of the type contemplated this Agreement and shall not make any filing with the Commission of the Registration Statement or any amendment thereto without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Parent shall promptly advise the Company and its counsel (i) of any material communication received by Parent or its counsel from the Commission with respect to the Registration Statement, (ii) when the Registration Statement has become effective, and (ii) of any supplements or post effective amendments to the Registration Statement. Parent shall promptly furnish the Company with copies of all such documents.

(e) The Company will provide Parent with the information relating to it required by the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder to be set forth in the Registration Statement and the Parent Proxy Statement, and the Company shall promptly furnish all other information, and take all such other actions as may reasonably be requested in connection the preceding sentence of this Section 6.04(d). The Company agrees promptly to advise Parent if, at any time prior to the meeting of the stockholders of the Parent held pursuant to Section 6.04(c), any information provided by the Company for use in Registration Statement containing the Parent Proxy Statement becomes false or misleading in any material respect and to provide Parent with the information needed to correct such inaccuracy or omission. If the Company learns of the occurrence of any event or the existence of any fact which is required to be set forth in an amendment or supplement to the Registration Statement containing the Parent Proxy Statement pursuant to applicable Law, the Company will promptly inform Parent of such event or fact and comply with all of its obligations pursuant to this Section 6.04(d) relating to effecting such amendment or supplement to the Registration Statement containing the Parent Proxy Statement.

Section 6.05 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.04(c) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Disclosure Schedule or constitute an exception to any representation or warranty. This Section 6.04(c) shall not constitute a covenant or agreement for purposes of Section 7.02(b) or Section 7.03(b).

Section 6.06 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.06), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, and (iv) obtaining approval of the Nasdaq Capital Market to list or designate for quotation (as the case may be) the Parent Common Stock issued pursuant to the Merger. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. The Company shall comply with all reasonable requests with respect to compliance with Parent’s credit facility in connection with the Merger. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

Section 6.07 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be permitted by Section 6.03 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.08 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.09 Gain Contingencies.

(a) From the Closing Date through the date on which indemnification obligations under this Agreement terminate pursuant to Section 9.06, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) exercise reasonable business judgment in connection with the Gain Contingencies and (ii) conduct their respective businesses in good faith in respect of the Gain Contingencies, without taking or refraining from taking any action in connection with the Gain Contingencies for the sole purpose of circumventing the application of Section 3.03(h) or Section 9.04 to reduce the number of Escrow Shares or Additional Escrow Shares that would otherwise be released by the Escrow Agent to Parent.

(b) From time to time prior to the Closing, the Company shall be entitled to supplement or amend Exhibit B to reflect changes in respect of any listed Gain Contingencies or to list new Gain Contingencies, provided that any supplements or amendments to such Exhibit are of the same type and character as set forth on Exhibit B on the date hereof.

Section 6.10 Tax Matters.

(a) The parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is the present intention of Parent to continue at least one significant historic business line of Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case, within the meaning of Treasury Regulation 1-368-1(d). Parent, Merger Sub and Company shall use their commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of Parent and the Company shall execute and deliver to Brownstein Hyatt Farber Schreck, LLP, counsel to Parent, and Fulbright & Jaworski LLP, counsel to the Company, certificates in the form attached as Exhibit D, in connection with the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action (or fail to take or cause not to be taken any action) which would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) After the Closing, the parties shall (i) report on their respective tax returns and tax filings the transactions contemplated by this Agreement as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) keep in their records and file in connection with their federal and state income tax returns all such information as may be required by Treasury Regulation Section 1.368-3 (and the corresponding state rules and regulations) with respect to the transactions contemplated by this Agreement.

(d) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

Section 6.11 Company 401(k) Plan. The Company shall take, or shall cause to be taken, all actions necessary to terminate, prior to the Closing Date, the Mercury Solar Systems 401(k) Plan.

Section 6.12 Indemnification of Directors and Officers.

(a) For a period of six (6) years following the Effective Time, the existing provisions of the Charter Documents of the Company and its Subsidiaries concerning the elimination of liability and indemnification of directors and/or other persons shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof or the Effective Time covered as an indemnitee under any such elimination of liability or indemnification provisions, unless such amendment or modification shall be required by applicable Law and then only to the minimum extent required by such Law.

(b) Prior to Closing, the Company shall procure with respect to all periods prior to the Closing Date, directors’ and officers’ liability insurance (including “side-A coverage” only) covering those present and former officers and directors of the Company and those present and former officers, directors and managers of the subsidiaries who are currently covered by directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than the terms of such current insurance coverage, and the cost of such “tail” or other policy shall be included as a Transaction Expense. During the six (6) year period from and after the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation not to cancel or otherwise terminate such “tail” or other policy, and in the event any claim is asserted or made within such six (6) year period, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation such insurance shall be continued in respect of such claim until the final disposition thereof.

(c) The provisions of this Section 6.12 are (i) intended to be for the benefit of, and shall be enforceable by, each person released or entitled to indemnification, or other benefit hereunder, and each such person’s heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section 6.12, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such person may have by contract or otherwise. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), from time to time following the Closing, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by the Stockholder Representatives or any D&O Indemnitee to implement the provisions of this Section 6.12.

(d) Nothing in this Section 6.12 shall prohibit Parent from causing the merger, consolidation, or reorganization of the Company and/or its Subsidiaries.

Section 6.13 2014 Budget. After the execution and delivery of this Agreement and prior to Closing, the Company and Parent shall cooperate in good faith to jointly prepare a budget and business plan for the Company for the 2014 calendar year to be implemented after the Effective Time.

Section 6.14 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b) Parent Stockholder Approval. The issuance of the Parent Common Stock in connection with the payment of the Merger Consideration pursuant to this Agreement shall have been duly approved by the requisite stockholders of Parent in accordance applicable Law and Parent’s Charter Documents.

(c) Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or threatened in writing.

(d) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 7.01 of the Disclosure Schedule and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties (other than those set forth in the first sentence of Section 4.01(a), and Sections 4.02, 4.03(a) and 4.03(b)(i)-(ii), which shall be true and correct without application of the Company Material Adverse Effect qualification) to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Stock Options and Other Stock-based Compensation. The Company shall have complied with its obligations under Section 3.08, and if requested by Parent, shall have provided evidence of such compliance to Parent.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(e) Consents. The Company shall have obtained the consent or approval of each Person or Governmental Entity listed in Section 7.02(e) of the Disclosure Schedule in connection with the Merger and the transactions contemplated hereby.

(f) Resignation Letters. The Company shall have delivered to Parent written resignations of all officers and directors of the Company effective as of the Effective Time.

(g) Permits. Parent shall in good faith determine that the after the Closing, Parent, the Surviving Corporation and their employees will collectively possess all Permits necessary to fulfill the obligations under the Company’s commercial installation agreements.

(h) Listing of Parent Common Stock. The Company shall have obtained approval of the Nasdaq Capital Market to list or designate for quotation (as the case may be) the Parent Common Stock issued pursuant to the Merger.

(i) Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(k) hereof.

(j) Cash on Hand. The Company shall have at Closing cash on hand and in banks equal to no less than $8,500,000 (the “Cash on Hand Requirement”); provided, however, if the Closing shall not have occurred by September 30, 2013, the Cash on Hand Requirement shall be reduced by $200,000 for each 30 day period after September 30, 2013 until the Closing, and such reduction shall be pro-rated for any partial month.

(k) Litigation. The representations and warranties of the Company set forth in Section 4.16 of this Agreement shall be true and correct in all material respects.

(l) Escrow Agreement. The Stockholder Representatives and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

(d) Nomination to Board. Richard D. White, or another nominee designated by the Company, shall have been nominated to the Board of Directors of Parent as a director for election at its 2013 annual meeting of shareholders and, with respect to the period from and after the Effective Time until such time as he is duly elected as a Parent director, shall have been granted the right to (i) attend as an observer all meetings of the Parent Board of Directors, (ii) receive on a timely basis all information and materials provided to members Parent Board of Directors and any committees thereof, and (iii) receive such reimbursement of expenses and cash, equity and other compensations from Parent as is customarily paid by Parent to its non-employee, non-officer directors. If elected, Richard D. White, or such other nominee, shall continue to be entitled to receive such reimbursement of expenses and cash, equity and other compensations from Parent as is customarily paid by Parent to its non-employee, non-officer directors.

(e) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

(f) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 8.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if the Merger has not been consummated on or before December 31, 2013, or such later date as is necessary for the Registration Statement to be declared effective to be declared effective by the Commission, but in no event later than March 15, 2014 (the “End Date”); provided, however, that (i) any extension of the End Date beyond December 31, 2013 shall be attributable to a delay the Commission’s comment process and the associated delayed effectiveness of the Registration Statement (and not an breach by Parent of its obligations pursuant to Section 6.04) or the Company’s process with respect to a Takeover Proposal in accordance with Section 6.03, and (ii) that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable;

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(d) if this Agreement has been submitted to the stockholders of Parent for adoption at a duly convened Parent Stockholders Meeting and the affirmative vote of the holders of the requisite number of the outstanding shares of Parent Common Stock shall not have been obtained at such meeting (including any adjournment or postponement thereof).

Section 8.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.03, (iv) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal, (v) a tender offer or exchange offer relating to Company Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.03(a);

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.02(a) or Section 7.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 15 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.03(b);

(c) if the Company fails to conduct the Company Stockholder Meeting within the time period set forth in Section 6.04(a); or

(d) at any time after the Company has obtained the Required Company Vote and Parent has obtained the affirmative vote of the holders of the requisite number of the outstanding shares of Parent Common Stock at the Parent Stockholder Meeting, in each case, approving the Merger and the other transactions contemplated by this Agreement, if the Average Closing Price of the Parent Common Stock is below $2.15; provided that within five (5) Business Days of delivery of a termination notice pursuant to this Section 8.03(d) Company may provide written notice to Parent of its desire to move forward with the Closing, in which case, the definition of “Average Closing Price” shall be $2.15 for purposes of the Closing and Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.03(d).

Section 8.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 8.04(b) immediately below, any approval of this Agreement by the stockholders of the Company):

(a) if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Section 6.03(b) hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.03(a) or Section 7.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least 15 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.04(b).

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to Section 6.02(a), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.06 Fees and Expenses Following Termination.

(a) If, (i) this Agreement is terminated by Parent pursuant to Section 8.02(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Company Termination Fee, (ii) this Agreement is terminated by the Company pursuant to Section 8.02(d), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to Parent Termination Fee, and (iii) this Agreement is terminated by Parent pursuant to Section 8.03(d), then Parent pay to the Company (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $350,000.

(b) The parties acknowledge and hereby agree that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If a party shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, such party makes a claim against the other party that results in a judgment against such party, such party shall pay the initiating party’s reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion, nor shall Parent be obligated to pay Parent Termination Fee on more than one occasion.

(c) Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 8.07 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. The representations and warranties of the Company set forth in Article IV, the covenants of the Company or Parent contained in this Agreement which are to be performed prior to the Closing, and the representations of Parent and Merger Sub set forth in Article V shall survive the Effective Time solely for purposes of Section 9.02 and Section 9.05, as applicable, and shall terminate on the close of business on first Business Day after the date that is the nine months after the Closing Date (the “Expiration Date”). The covenants of the parties contained in this Agreement which are to be performed at or after the Closing shall survive the Effective Time solely for purposes of Section 9.02 and Section 9.05, as applicable, and shall terminate 90 days after the expiration of the statute of limitations applicable to such covenant. Notwithstanding anything in this Section 9.01 to the contrary, in the event of any breach of a representation, warranty or covenant by a party that is intentional or constitutes fraud, such party’s liability for breach of such representation or warranty shall survive the Closing indefinitely and continue in full force and effect.

Section 9.02 Indemnification by the Company Stockholders. Subject to the limitations set forth in the remainder of this Article IX, each Indemnifying Company Stockholder shall indemnify (severally and not jointly) Parent, or any of its Affiliates (including the Surviving Corporation and its Subsidiaries), officers, directors, employees or agents (collectively, the “Buyer Indemnified Parties”) against and hold Buyer Indemnified Parties harmless from any and all Damages suffered or incurred by any Buyer Indemnified Party to the extent arising from: (i) any breach of, or any inaccuracy or misrepresentation with respect to, any representation or warranty of the Company contained in Article IV, (ii) any breach of any covenant or agreement of the Company to be performed prior to Closing, (iii) a Company stockholder exercising appraisal rights in accordance with Section 262 of the DGCL, or (iv) a Legal Action is brought against the Company or Parent by a Company stockholder, their agent or Representative in connection with the Merger; provided that:

(a) the Buyer Indemnified Parties shall not be entitled to recover under Section 9.02(i) until the total amount which the Buyer Indemnified Parties would otherwise recover under Section 9.02(i) (but for this Section 9.02(b)) exceeds on a cumulative basis an amount equal to $75,000 (the “Deductible”), and then only to the extent of any such excess; provided, however, such Deductible shall not apply to Parent’s Damages arising from a Company stockholder exercising appraisal rights in accordance with Section 262 of the DGCL, or a Legal Action brought by a Company stockholder against the Company or Parent in connection with the Merger;

(b) the aggregate indemnification obligation of the Indemnifying Company Stockholders under Section 9.02(i) shall in no event exceed the amount calculated by multiplying the Average Closing Price by the aggregate number of Escrow Shares (the “Cap”);

(c) the liability of any Indemnifying Company Stockholder under this Section 9.02 as to any specific claim by a Buyer Indemnified Party for Damages shall in no event exceed such Indemnifying Company Stockholder’s Allocation Percentage of such Damages; and

(d) the aggregate liability of any Indemnifying Company Stockholder under this Section 9.02 (other than in respect of claims pursuant to Section 9.02(iii) or (iv)) shall in no event exceed such Indemnifying Company Stockholder’s Allocation Percentage of the Escrow Shares and the aggregate liability of any Indemnifying Company Stockholder under Section 9.02(iii) or (iv) shall in no event exceed such Indemnifying Company Stockholder’s Allocation Percentage of the Additional Escrow Shares.

Section 9.03 Exclusive Remedy. Parent acknowledges and agrees that, from and after the Closing, except for the post-closing adjustments provided for in Section 3.03, its sole and exclusive remedy against the Company’s stockholders (including the Stockholder Representatives) with respect to any and all claims relating (directly or indirectly) to the Company and its Subsidiaries, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Article IX; provided, however, that such limitation shall not apply to claims based upon fraud. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have no right to indemnification under Article IX with respect to any Damages or alleged Damages if the matter forming the basis for such Damages or alleged Damages shall have been taken into account in the determination of the Closing Working Capital. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Parent’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.02 and this Section 9.03) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Company’s stockholders (including the Stockholder Representatives) hereunder.

Section 9.04 Claims Satisfied from Gain Contingencies and Escrow Account.

(a) Each claim against the Indemnifying Company Stockholders pursuant to this Article IX (other than claims pursuant to Section 9.02(iii) or (iv)) shall be satisfied (i) first, by offsetting the amount of such claim by the positive difference, if any, of (A) the aggregate amount of any Gain Contingencies actually realized by the Surviving Corporation prior to the date of final determination of such claim in accordance with this Agreement, minus (B) the amount of any Gain Contingencies previously used to offset the Post-Closing Adjustment Amount in accordance with Section 3.03(h) or any previous indemnification claim in accordance with this Section 9.04, and (ii) thereafter, solely from the Escrow Shares (with the number of Escrow Shares used to satisfy such claim to be calculated based on the Average Closing Price).

(b) Each claim against the Indemnifying Company Stockholders pursuant to Section 9.02(iii) or (iv) shall be satisfied (i) first, by offsetting the amount of such claim by the positive difference, if any, of (A) the aggregate amount of any Gain Contingencies actually realized by the Surviving Corporation prior to the date of final determination of such claim in accordance with this Agreement, minus (B) the amount of any Gain Contingencies previously used to offset the Post-Closing Adjustment Amount in accordance with Section 3.03(h) or any previous indemnification claim in accordance with this Section 9.04, and (ii) thereafter, solely from the Additional Escrow Shares (with the number of Additional Escrow Shares used to satisfy such claim to be calculated based on the Average Closing Price).

Section 9.05 Indemnification by Buyer.

(a) Parent shall indemnify the Indemnifying Company Stockholder (including the Stockholder’s Representative), their respective Affiliates, officers, directors, employees and agents (collectively, the “Stockholder Indemnified Parties”) against and hold them harmless from any Damages suffered or incurred by any such Stockholder Indemnified Party (i) arising from any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement; or (ii) resulting from any breach of any covenant contained in this Agreement requiring performance by Buyer or Merger Sub prior to the Closing or by Buyer or the Surviving Corporation after the Closing.

(b) (i) The Stockholder Indemnified Parties shall not be entitled to recover under Section 9.05(a)(i) until the total amount which the Stockholder Indemnified Parties would otherwise recover under Section 9.05(a)(i) (but for this Section 9.05(b)) exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent of any such excess, and (ii) the aggregate liability of Parent under Section 9.05(a)(i) shall in no event exceed the Cap.

(c) After the Closing, no Stockholder Indemnified Party shall have the right to seek indemnification from the Company by reason of the fact that he or she was an officer, director of employee of the Company in respect of any claim for indemnification by an Buyer Indemnified Party hereunder.

(d) Any amounts due to the Stockholder Indemnified Parties arising under this Section 9.05 shall be payable by Parent in shares of Parent Common Stock, based on the volume weighted average of the per share prices of the Parent Common Stock on the Nasdaq Capital Market for the twenty (20) consecutive trading days ending two days prior to such payment.

Section 9.06 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate on the Expiration Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the Expiration Date, previously made a claim by delivering a written notice (which notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim) to the Indemnifying Party. In order to determine the validity and/or the amount of any such claim, Parent shall, and shall cause the Surviving Corporation to, provide the Stockholder Representatives and his representatives reasonable access, upon the reasonable request of the Stockholder Representatives, to (i) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim and (ii) the Surviving Corporation’s employees, accountants and other professional advisors (including making the Surviving Corporation’s chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of either or both of the Stockholder Representatives and their representatives).

Section 9.07 Procedures Relating to Indemnification.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any other Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than 10 Business Days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, each Stockholder Representative (on behalf of the Indemnifying Company Stockholders) shall continue to be entitled to assert any limitation on any claims contained in Section 9.02 and Section 9.03. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Stockholder Representatives (on behalf of the Indemnifying Company Stockholders) are the Indemnifying Parties, the reasonable and documented expenses of the Stockholder Representatives incurred in defending a Third-Party Claim (or any participation in a Third-Party Claim that could result in Damages to the Stockholder Representatives) shall be reimbursed, when and as incurred. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party shall have elected not to assume the defense of or fails to confirm its obligation to indemnify for a Third-Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(c) This Section 9.07 shall not apply to claims for Damages asserted directly by an Indemnified Party against an Indemnifying Party where no Third-Party Claim has been made.

Section 9.08 Tax Treatment of Indemnity Payments. Any indemnity payment made pursuant to this Article IX shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes. Notwithstanding the foregoing, if any payment made pursuant to this Article IX (including, without limitation, this Section 9.08) is determined to be taxable to the party receiving such payment by any Governmental Entity, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of receipt of such payment (taking into account any actual reduction in Tax liability to the receiving party) and any Damages incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

Section 9.09 Additional Provisions.

(a) The amount of any Damages for which indemnification is provided under this Article IX shall be reduced by (i) any amounts that may be recovered by the Indemnified Party or any of its Affiliates from any third party, (ii) any insurance proceeds or other cash receipts or source of reimbursement that are actually received by the Indemnified Party or any of its Affiliates with respect to such Damages, and (iii) the amount of any net Tax benefit actually realized by the Indemnified Party or any of its Affiliates in the year the Damages are incurred. For purposes hereof, a Tax benefit will be deemed to be “actually realized” only to the extent that, and at such time as, the amount of Taxes payable by the Indemnified Party is reduced below the amount of Taxes that the Indemnified Party would have been required to pay but for payment or accrual of the indemnified Damages or the receipt or accrual of the indemnity payment (rather than just creating or increasing a Tax loss carryforward). In computing the amount of any such Tax benefit, (A) the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damages, and (B) the Tax benefit shall be reduced to take into account any net Tax cost incurred by the Indemnified Party (or any of its Affiliates) arising from the receipt of indemnity payments hereunder.

(b) If the amount of any Damages actually paid to an Indemnified Party with respect to any indemnification claim is required to be reduced under Section 9.09(a) after the date on which the Indemnifying Party pays such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such reduction been determined at or prior to the time of such payment.

ARTICLE X

MISCELLANEOUS

Section 10.01 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Disclosure Schedule.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 10.03 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts in Denver, Colorado. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.05 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.03, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.04 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 10.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by electronic means if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (in each such case, if a copy of such electronic transmission is sent via another method allowed hereunder in a timely manner), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.05):

If to Parent or Merger Sub, to:	Real Goods Solar, Inc. 833 W. South Boulder Road Louisville, Colorado 80027-2452 Attention: Kam Mofid Telephone: (303) 222-8302 E-Mail: kam.mofid@realgoods.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Brownstein Hyatt Farber Schreck, LLP 410 Seventeenth Street, Suite 2200 Denver, Colorado 80202-4432 Attention: Thomas B. Romer and Kristin Macdonald Email: tromer@bhfs.com Email: kmacdonald@bhfs.com

If to the Company or the Stockholder Representatives, to:	Timothy Greener 1141 Vintner Blvd Palm Beach Gardens, FL 33410 Email: tgreener@calclosetsvb.com

and

Peter Kaufmann 65 Whiffletree Lane New Canaan, CT 06840 Email: pjkaufmann@hotmail.com

with a copy (which will not constitute notice to the Company or the Stockholder Representatives) to:	Fulbright & Jaworski LLP 666 Fifth Avenue New York, New York 10103-3198 Attention: Neil Gold Facsimile: (212) 318-3400 Email: neil.gold@nortonrosefulbright.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 10.06 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement and the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.07 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.09 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.10 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.11 Specific Performance. The Company agrees that irreparable damage would occur if any of its obligations hereunder were not performed in accordance with the terms hereof and that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Colorado or any Colorado state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 10.13 Stockholder Representative.

(a) By virtue of the adoption of this Agreement by the Company’s stockholders, and without further action of any stockholder, optionholder, or warrantholder of the Company, each such Company stockholder shall be deemed to have irrevocably constituted and appointed Timothy Greener and Peter Kaufmann (and by execution of this Agreement Timothy Greener and Peter Kaufmann hereby accept such appointment), as agent and attorney-in-fact for and on behalf of the Company’s stockholders, with full power of substitution, to act in the name, place and stead of each such stockholder with respect to this Agreement and the Escrow Agreement and the taking by the Stockholder Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representatives under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Agreement or the Escrow Agreement; (ii) authorize delivery to Parent of Escrow Shares held under the Escrow Agreement in satisfaction of claims for indemnification made by Buyer Indemnified Parties under this Agreement; (iii) object to claims for indemnification made by Buyer Indemnified Parties under this Agreement or the Escrow Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by any Buyer Indemnified Party under this Agreement; (v) take all actions necessary or appropriate in the good faith judgment of the Stockholder Representatives for the accomplishment of the foregoing, and (v) to vote the Escrow Shares in connection with any meeting or consent solicitation of Parent’s stockholders during the period in which the Escrow Shares are held in escrow. The power of attorney granted in this Section 10.13 is coupled with an interest and is irrevocable, may be delegated by the Stockholder Representative and shall survive the death or incapacity of any Company stockholder. The identity of the Stockholder Representatives and the terms of the agency may be changed, and successor Stockholder Representatives may be appointed, from time to time (including in the event of the death, disability or other incapacity of the either Stockholder Representative) by Indemnifying Company Stockholders entitled under this Agreement to receive more than fifty percent (50%) of the Merger Consideration, and any such successor shall succeed the Stockholder Representatives as a Stockholder Representatives hereunder. No bond shall be required of the Stockholder Representatives, and the Stockholder Representatives shall receive no compensation for his services.

(b) The Stockholder Representatives shall not be liable for any Damages incurred by the Stockholder Representatives while acting in good faith and arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). Each Indemnifying Company Stockholder (in accordance with the Allocation Percentage of such Indemnifying Company Stockholder) agrees to indemnify the Stockholder Representatives against liability for any action taken or not taken by him in his capacity as such agent. In such event, the Escrow Shares being released to the Indemnifying Company Stockholders pursuant to this Agreement and the Escrow Agreement (prior to distribution to the Indemnifying Company Stockholders) shall be available to indemnify and hold the Stockholder Representative harmless against any Damages incurred by the Stockholder Representatives without bad faith on the part of the Stockholder Representatives and arising out of or in connection with the acceptance or administration of his, her or its duties under this Agreement and the Escrow Agreement. The Stockholder Representatives shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by them in connection with actions taken by them pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Escrow Shares being released to the Indemnifying Company Stockholders pursuant to this Agreement and the Escrow Agreement (prior to distribution to the Indemnifying Company Stockholders), without the requirement of any consent or approval by Parent.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Stockholder Representatives with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for purposes of performing their duties and exercising their rights under this Agreement and the Escrow Agreement.

(d) From and after the Effective Time, a decision, act, consent or instruction of either Stockholder Representative shall constitute a decision of all Company stockholders and shall be final, binding and conclusive upon each Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of a Representative as being the decision, act, consent or instruction of each of the Company stockholders. Parent and Surviving Corporation are hereby relieved from any liability to any person for any acts done by the Stockholder Representative and any acts done by Parent or Surviving Corporation in accordance with any such decision, act, consent or instruction of a Representative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERCURY ENERGY, INC.

By:	/s/ Richard D. White
Name:	Richard D. White
Title:	Chairman

/s/ Timothy Greener
Timothy Greener, as Stockholder Representative

/s/ Peter Kaufmann
Peter Kaufmann, as Stockholder Representative

REAL GOODS SOLAR, INC.

By:	/s/ Kam Mofid
Name:	Kam Mofid
Title:	Chief Executive Officer

REAL GOODS MERCURY, INC.

By:	/s/ Kam Mofid
Name:	Kam Mofid
Title:	Chief Executive Officer

LIST OF OMITTED EXHIBITS AND SCHEDULES

The following is a list identifying the contents of exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish copies of the omitted schedules and exhibits supplementally to the Securities and Exchange Commission upon request by the Securities and Exchange Commission.

Exhibit A	Form Escrow Agreement

Exhibit B	Gain Contingencies

Exhibit C	Working Capital Example

Exhibit D	Form of Tax Certificates

Disclosure Schedules

Mercury Disclosure Schedules

Section 3.04—Employee Retention Bonus Agreements

Section 4.01(c)—Subsidiaries

Section 4.02—Capital Structure

Section 4.03(b)—Non-Contravention

Section 4.05—Existing Indebtedness and Liens

Section 4.08—Business Relationships

Section 4.11—Tax Returns and Payment of Taxes

Section 4.12(a) – Certain Owned Company IP

Section 4.12(c)—Company IP Agreements

Section 4.13—Permits

Section 4.15 – Insurance

Section 4.16—Litigation

Section 4.18—Related Party Transactions

Section 4.19(a)—Employee Matters

Section 4.20(b)—Leased Real Estate

Section 4.23(b)—Material Contracts

Section 4.24(a)—Outstanding Bids

Section 4.24(b) – Outstanding Bonds

Section 6.01—Conduct of Business of the Company

Section 7.01—Governmental Consents

Section 7.02(e) – Consents

RGS Disclosure Schedules

Section 5.06—Capitalization

Section 5.07—SEC Reports; Financial Statements

Section 5.19—Listing and Maintenance Requirements